EXHIBIT 4.1


                                                              September 12, 2002







       Dear  Mr./Mrs. ....................







       On September 12, 2002 the Board of Directors of Fiat S.p.A. has adopted a grant cycle of the Stock Option Plan pursuant to which managers of Fiat Group may be granted options to purchase Fiat ordinary shares.


       This decision aims at reaffirming the objectives of strengthening the retention of Management and involving it in the results of the Fiat Group.


       Insofar as the attribution of the rights to the employees is concerned, the objective criteria used to designate them are governed by the level of responsibility exercised, the results coming from the Management Review process and the performance evaluation.


       We are pleased to notify you that you will participate in this grant.


       For such purpose you will find attached the individual document that grants the options, including the applicable Provisions.

       We call your attention to the fact that your participation in the Plan is subject to the return of the copy of the individual grant document, duly signed for acceptance and agreement.


       Confident that you will appreciate this initiative we send best regards.


       Fiat S.p.A.


       The Chairman                     The Chief Executive  Officer




       (Paolo Fresco)                    (Gabriele Galateri)



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                                                             September 12, 2002.


Individual form for granting of the Options



Grantee  :      ..........................................



On September 12, 2002 the Board of Directors of Fiat S.p.A. adopted a resolution to enact a new grant cycle of Fiat Stock Option Plan reserved for specifically designated managers of Fiat Group Companies which assigns the right to purchase Fiat ordinary shares within September 12, 2010 (Purchase Options 2002/2).


In relation to said resolution we notify you that you will be granted:




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             N. ........................... Purchase Options 2002/2

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These Purchase Options 2002/2 can be exercised within the periods and with the terms and conditions included in the Provisions that are an integral and substantive part of this form and are incorporated herein for reference.

It is understood and agreed that any taxes or social contributions that may result from the granting or holding of the Purchase Options 2002/2 or from the subsequent purchase or sale of the shares are your exclusive responsibility and shall be entirely borne by you, as per the applicable law.




The granting of said Options is subject to your accepting and completing this form.


For this purpose you shall transmit to Fiat a copy of this form, duly signed for acceptance and agreement:




a) in box 1 for the number of options granted to you, for the accuracy of your personal data and for the authorization for us to utilize such data in accordance with applicable privacy law;




b) in box 2 for the overall contents of the above mentioned Provisions and specifically for certain terms and conditions.


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BOX  1

First name............................................  Last name  ............

Employing company..............................................................

Country of residence..............................Citizenship..................

Identification numb. (tax id / ss/health reg.)

................................................................................

Company address................................................................

Residence :                    Country  .......................................

                                                       City....................

                                                       Postal code ............

                                                       Street & no.............

Place and date of birth........................................................


I hereby declare to accept the number of Purchase Options 2002/2 granted to me and acknowledge the following facts:

- That Fiat S.p.A. is appointed as "user" and guarantees that the above personal data is collected and shall be utilized only for the purpose of enacting the Provisions of Purchase Options 2002/2 included in this form.
- The data will be maintained by Fiat S.p.A. and be subject to manual or data processing procedures, all in the respect of the law and in keeping with best standards of security and confidentiality.
- It is not possible for Fiat S.p.A. to implement these Provisions for me and grant me the Purchase Options 2002/2 without using the above data.
-    Under Italian Law my privacy rights are protected by art. 13 of Law
     6754/96.


Date ........................               Signature  .........................
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

PROVISIONS OF THE  " STOCK PURCHASE OPTIONS 2002/2" PLAN



       FOREWORD


       The following provisions cover the management of the September 2002 cycle of the stock option plan (hereinafter called the Stock Purchase Options 2002/2) pursuant to which options (hereinafter called Purchase Options 2002/2) will be granted to purchase Fiat S.p.A. ordinary shares (hereinafter called the Shares), to specifically identified Managers (hereinafter called the Grantees) of Fiat S.p.A. (hereinafter called
       Fiat) and of the subsidiaries of Fiat consolidated on a line by line basis or, even if excluded from line by line consolidation under the applicable law, certain other Fiat Group companies of particular importance (hereinafter both called Subsidiaries).

       The terms and conditions of these provisions must be considered in their entirety and are therefore not applicable separately or individually to the Grantees.



1)       PURPOSE

       The Stock Purchase Options 2002/2 provides for the granting of Purchase Options 2002/2 to purchase Shares from treasury stock, at a price of Euro
       11.16 per share, pursuant to the resolution of the Fiat S.p.A. Board of Directors dated September 12, 2002.


       The number of shares and their purchase price may vary, in accordance with the provisions of Section 7 hereof, related to any changes in the capital stock of Fiat duly authorized during the terms of the Purchase Options 2002/2 described herein.



       2) GRANTEES


       The Grantees of the Purchase Options 2002/2 are those managers that, on September 12, 2002, have the following qualifications:


       - are employed, on an indefinite time basis (or a appointment believed of strategic importance on behalf of the Fiat Group, hereinafter called "Appointment"), by Fiat or by a Subsidiary of Fiat or have received an irrevocable job offer, on an indefinite time basis, that is positively concluded prior to December 31, 2002;

       - have been highlighted as managers of particular interest for the Group and for which stronger retention is needed.


       A listing of the Grantees meeting such requirements was prepared and certified by the Chairman and by the Managing Director (CEO) of Fiat.



       3) GRANTING AND ACCEPTANCE OF THE PURCHASE OPTIONS 2002/2


       The granting of the Purchase Options 2002/2 is effective when the Grantee receives the individual document specifying the number of Purchase Options 2002/2 he or she is granted.

       The acceptance of the granting of the Purchase Options 2002/2 and of these terms and conditions is effective when the copy of the above individual document is executed by the Grantee and delivered to FIAT.




       4) CRITERIA FOR THE GRANTING OF THE PURCHASE OPTIONS 2002/2

       The number of Options 2002/2 offered to each individual Grantee will be determined by the Board of Directors of Fiat at its sole discretion.





       5) PURCHASE OPTIONS 2002/2 AND THEIR RESTRICTIONS


       The Purchase Options 2002/2 give each Grantee the right to purchase the number of Shares indicated in the individual grant document at the price, terms and conditions indicated in these Provisions.

       The Purchase Options 2002/2 to be granted shall be an individual right of the Grantee, and are not transferable in any manner and not available to the Grantee until the date of exercise except as provided for in Section 6 c) hereof, in case of death of the Grantee.

       In consideration of the above non-availability, the Purchase Options 2002/2 do not constitute, as far as Italian applicable law, income or a benefit and are not considered as direct or indirect compensation for the work performed by the Grantee for Fiat or for one of its Subsidiaries.



       6) TIME PERIOD DURING WHICH THE PURCHASE OPTIONS 2002/2 SHALL BE
          EXERCISED


       The Purchase Options 2002/2 may be exercised, in tranches determined by the Grantee, commencing from September 12, 2003 to September 12, 2010. In each of the first four years following the grant the number of options exercised cannot exceed, on a cumulative basis, 25% of the total number of Purchase Options 2002/2 granted.

       Consequently the exercise of all options will be permitted only after September 12, 2006.


       The Purchase Options 2002/2 may be exercised at any time during the year except for the following periods:

       - between January 1 of each year and the date on which the results of Fiat, even if preliminary (dati preconsuntivi), for the preceding year are publicly announced;

       - between the fifteenth (15th) day before the calling of the Stockholders' Meeting that approves the financial statements of the preceding year and the date on which the results of Fiat for the first half of the current year are publicly announced.

       Purchase Options 2002/2 not exercised before September 12, 2010 shall expire in all respects and be of no further effect whatsoever.

       Furthermore, before September 12, 2010:


       a) the Purchase Options 2002/2 that have become exercisable but have not yet been effectively exercised shall terminate for all purposes in any of the following events:

       - immediately upon termination of the employment of the Grantee, for cause;

       - in all other instances of termination (hence also the expiration of the appointment) with Fiat or a Subsidiary, except for intra-group transfers or the assignement of a new appointment, 30 (thirty) calendar days after the official date of termination, irrespective of any notice period;

       - in the instance of the employer company of the Grantee loosing its status as a Subsidiary, 30 calendar days after such event.


       b) the Purchase Options 2002/2 which have not yet become exercisable will terminate for all purposes at the time of occurrence of any of the following events:

       - the employment or the appointment of the Grantee is terminated for any reason whatsoever except, however, for intra-group transfers or new appointments;

       - the employer Company of the Grantee looses its status as Subsidiary.


       c) In case of death of the Grantee, the Purchase Options 2002/2 that have not yet become exercisable shall terminate for all purposes effective on the date of death.

           The Purchase Options 2002/2 which, although exercisable have not yet been exercised at the date of death shall be exercisable, as provided herein but no later than September 12, 2010, as described above, by those that are entitled to do so under the applicable inheritance laws.

           It shall however be required that persons claiming the above right must establish it by providing the applicable and valid proof of their right and evidence of appropriate probate or other testamentary proceedings being opened with specification of date and place.




       7) PRICE OF THE SHARES

       The purchase price of Shares, 11.16 Euro, is the average of the official prices recorded on the Stock Exchange during the daily sessions of the month preceding September 12, 2002, namely the date of granting of the Purchase Options 2002/2.

       This price shall change only if the structure of the capital stock of Fiat is modified. In such case the change in price will be determined by applying to the price of the shares calculated as above the adjustment factor determined by the AIAF (Italian Association of Financial Analysts) or, if not available, by Borsa Italiana S.p.A.

       In case of free capital increase, through stock distribution or bundling or stock splits of the Fiat Shares, the price and number of the Shares purchasable under the Purchase Options 2002/2 granted will vary proportionally.


       8) EXERCISE OF THE PURCHASE OPTIONS 2002/2

       Once this Plan has been put into effect, but in no event later than the termination of the related right set forth in Section 6 hereof, the Grantee may exercise, subject to provisions of Section 6, in whole or in part, the Purchase Options 2002/2 granted to him or to her. The Grantee shall carry this into effect by communicating in writing to Fiat, on a specifically designated form, the date on which he or she intends to exercise the Options and assumes the obligation to pay the required amounts within the dates indicated.




       9) AVAILABILITY OF THE SHARES

       The Shares shall be made available to the Grantee in a share account ("Conto Titoli") in his or her name on the day the agreed payment for the Shares is made.

       The Grantee who has exercised his or her Options and purchased the Shares may at any time (even at the same time of the exercise of the Purchase Options 2002/2) request that such Shares be:

       -      sold, or

       -      transferred to any other financial intermediary ("Intermediario")
              of his or her   choice.





       10) GOVERNING LAW AND JURISDICTION ON CONTROVERSIES


       These Provisions, the granting and acceptance of the Purchase Options 2002/2, the purchase of the Shares, and the related procedures and any related or connected rights or obligations whatsoever shall be governed by and interpreted under the laws of the Republic of Italy.

       Any controversy of any kind or character related to or connected with the contents of these Provisions shall be resolved under the exclusive jurisdiction of the Courts of Turin, Italy.





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      BOX  2


      I hereby accept and agree with the contents and the terms and conditions of the Provisions


      THE GRANTEE

      Signature                    .............................................


      I specifically approve and accept the contents of the Provisions of Stock Purchase Options 2002/2 under articles 2) Grantees ; 5) Purchase Options 2002/2 and their restrictions; 6) Terms, lapsing and termination of Purchase Options 2002/2; 7) Changes in the number and in the price of shares that may be purchased; 10) Governing law and jurisdiction on controversies.


      THE GRANTEE

      Date ...........................       Signature .........................

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